Exhibit 5.1

1105 W. Peachtree St. N.E. Suite 1000 Atlanta, Georgia 30309-9813 Tel: 404-815-3500 www.sgrlaw.com

October 1, 2026

Blue Bird Corporation
3920 Arkwright Road, 2nd Floor
Macon, Georgia 31210

Re:	Registration Statement on Form S-3ASR (No. 333-284017);

2,702,180 shares of common stock, $0.0001 par value per share

Dear Ladies and Gentlemen:

We have acted as counsel to Blue Bird Corporation, a Delaware corporation (the “Company”), in connection with the resale, from time to time, of up to 2,702,180 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, by the selling stockholder identified in the Prospectus (as defined below). The resale of the Shares is covered by the registration statement on Form S-3ASR under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2024 (Registration No. 333-284017) (the “Registration Statement”), a base prospectus dated December 23, 2024 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and a prospectus supplement dated October 1, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein.

The Shares are issuable upon the exchange, retraction or redemption of non-voting exchangeable shares (the “Exchangeable Shares”) of MB Exchangeco Inc., an indirect wholly owned Canadian subsidiary of the Company (“MB ExchangeCo”), or in connection with certain liquidation, dissolution, winding-up or insolvency events involving the Company or MB ExchangeCo. The Exchangeable Shares were issued pursuant to that certain Purchase Agreement, dated as of February 15, 2026, by and among the Company, MB ExchangeCo, MB Callco Inc., an indirect wholly owned Canadian subsidiary of the Company (“MB CallCo”), Groupe Autobus Girardin Ltée (“GAG”), and the other parties thereto (the “Purchase Agreement”).

We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed, including: (i) the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Bylaws, each as amended (together, the “Charter Documents”); (ii) the Purchase Agreement; (iii) that certain Exchange and Support Agreement, dated as of April 1, 2026, by and among the Company, MB ExchangeCo, MB CallCo and GAG (the “Exchange and Support Agreement” and, together with the Purchase Agreement, the “Exchangeable Shares Documents”), which was entered into in connection with the closing of the transactions contemplated by the Purchase Agreement; (iv) certain resolutions of the Board of Directors of the Company; and (v) such other documents, corporate records and instruments as we have deemed necessary for the purposes of the rendering the opinion set forth herein. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Blue Bird Corporation

October 1, 2026

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Registration Statement and any amendments thereto (including post-effective amendments), are effective under the Act; and (v) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement.

We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued and delivered against payment therefor in the manner contemplated by the Registration Statement and in accordance with the terms of the Exchangeable Share Documents, the Shares will have been duly authorized, validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have also assumed that, at the time of issuance of any Shares: (i) certificates representing such Shares will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Charter Documents and the DGCL; or (ii) if the Shares are uncertificated, then valid book-entry notations will have been made in the share register of the Company in accordance with the provisions of the Charter Documents and the DGCL, and the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion letter speaks only as of its date. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on October 1, 2026, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Smith, Gambrell & Russell, LLP